FOR IMMEDIATE RELEASE

Company Contacts:
Jacquie Ross	Celine Allée
Investor Relations	Publich Relations
408-863-2917	408-863-2916
jross@borland.com	celine.allee@borland.com

Borland Names Timothy J. Stevens Senior Vice President and General Counsel

SCOTTS VALLEY, Calif.—October 9, 2003—Borland (Nasdaq NM: BORL) today announced the appointment of Timothy J. Stevens as senior vice president and general counsel. In this role, Stevens will oversee the company’s legal department and assume responsibility for all legal matters affecting the company. Stevens replaces Keith Gottfried* who assumes the role of senior vice president for corporate affairs, effective immediately.

“Stevens brings to Borland over 12 years of general legal and corporate securities experience relative to the enterprise software space,” commented Dale Fuller, CEO at Borland. “As businesses increasingly establish software as key to their competitive advantage, it is our goal to help advance their software capabilities. As we move further ahead with our application lifecycle management (ALM) strategy, Stevens’ expertise makes him a great addition to the management team.”

Stevens joins Borland from Inktomi Corporation, where during his six-year tenure he held a variety of legal and business roles, including general counsel, general manager and senior vice president of business development. He joined Inktomi following six years at the law firm of Wilson Sonsini Goodrich & Rosati, where he counseled dozens of public and private companies in all aspects of corporate governance and business operations, public and venture financings, mergers and acquisitions, and intellectual property.

Stevens is active in the legal community and serves as a member of the Board of Directors of Fios, Inc., a leading provider of electronic discovery and litigation readiness services.

*Note to Editors:
Please see related press release, “Borland Names Keith E. Gottfried Senior Vice President of Corporate Affairs,” also distributed today.

About Borland

Borland Software Corporation (Nasdaq NM: BORL) is a world leader in platform independent software development and deployment solutions that are designed to accelerate the entire application development lifecycle. By connecting managers, testers, designers, developers, and implementers in real time, Borland enables enterprises worldwide to define and sustain their competitive advantage. For more information, visit: http://www.borland.com or the Borland Developer Network at http://bdn.borland.com.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

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